UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING





                        Commission File Number 000-22151

(CHECK ONE): [X] Form 10-KSB [_] Form 11-K [_] Form 20-F [_] Form 10-Q
             [_] Form N-SAR

     For Period Ended:  DECEMBER 31, 2004
     [X] Transition Report on Form 10-KSB
     [_] Transition Report on Form 20-F
     [_] Transition Report on Form 11-K
     [_] Transition Report on Form 10-Q
     [_] Transition Report on Form N-SAR
     For the Transition Period Ended:___________________________________________


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    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

ORGANITECH USA, INC.
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Full Name of Registrant

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Former Name if Applicable

P.O. BOX 700
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Address of Principal Executive Office (Street and Number)

YOKNEAM, ISRAEL 20692
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City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[_] (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[_] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The required financial information has not yet been finalized for review due to a longer then expected time of consolidation and integration of international financial activity.

In addition, see Part IV section (2) narrative.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Eldad Globus              (+972)            04-959-0515
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     (Name)                    (Area Code)       (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s).       [_] Yes     [X] No



     HOWEVER, THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003 WAS UNTIMELY FILED. IN ADDITION, THE REPORTS WERE FILED UNAUDITED, DUE TO THE UNAPPROVED (TO PRACTICE BEFORE THE COMMISSION) AUDITOR OF THE COMPARATIVE YEAR ENDED DECEMBER 31, 2002 REPORTS. CURRENTLY, THE COMPANY'S PRIOR AUDITORS ARE STILL IN AN APPROVAL PROCESS WITH THE SEC. THEREFORE, IN CASE THE COMPANY'S CURRENT AUDITOR DOES NOT COMPLETE ITS PROCESS AND THE PRIOR AUDITOR DOES NOT RECEIVE AN SEC APPROVAL BY APRIL 15, 2005, THE COMPANY IS EXPECTED TO FILE UNAUDITED REPORTS FOR THE YEAR ENDED DECEMBER 31, 2004.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                   [_] Yes     [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                              ORGANITECH USA, INC.
                  (Name of Registrant as Specified in Charter)

     has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2005                     By: /S/Eldad Globus
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